Exhibit 99.3

CSX HIGHLIGHTS BOARD'S MARKET-LEADING TRACK-RECORD
IN INVESTOR PRESENTATION

Jacksonville, FL – May 2, 2008 – CSX Corporation (NYSE: CSX) today announced that it has filed an investor presentation with the Securities and Exchange Commission ("SEC") in connection with the company's 2008 annual meeting of shareholders, which is scheduled for Wednesday, June 25, 2008.

"CSX’s Board of Directors has driven extraordinary shareholder returns, financial and operational performance, and excellence in corporate governance and offers a compelling future outlook,” said Michael J. Ward, CSX chairman, president and chief executive officer.  “We look forward to meeting with CSX investors to discuss our track-record of success and concrete plans to continue to create value for all shareholders.  We believe that the block of TCI group nominees, if elected, may seek to implement an agenda that would damage CSX’s future success and returns to shareholders."

The CSX Board of Directors recommends that shareholders re-elect its experienced and highly qualified directors and support the Board’s efforts to create additional value by promptly voting the WHITE proxy card by telephone, Internet or mail.  CSX also strongly urges shareholders to disregard any blue proxy card sent by The Children’s Investment Fund (“TCI”) or other members of TCI’s group, including 3G Capital Partners.

The investor presentation is available in the "Investor Presentation" section of the company's annual meeting website at http://2008annualmeeting.csx.com or at the SEC's website at www.sec.gov.  CSX shareholders who have any questions or need assistance voting their WHITE proxy card should contact Innisfree M&A Incorporated, which is assisting the Company in this matter, toll-free at 877-750-9497.

About CSX
CSX Corporation, based in Jacksonville, Fla., is one of the nation's leading transportation companies, providing rail, intermodal and rail-to-truck trainload services. The company's transportation network spans approximately 21,000 miles, with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports. More information about CSX Corporation and its subsidiaries is available at the company's web site, www.csx.com.

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports. More information about CSX Corporation and its subsidiaries is available at the company's web site, www.csx.com.

Forward-looking statements
This information and other statements by the company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation);

(iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.

IMPORTANT INFORMATION
In connection with the 2008 annual meeting of shareholders, CSX Corporation ("CSX") has filed with the SEC and is mailing to shareholders a definitive Proxy Statement dated April 25, 2008.  Security holders are strongly advised to read the definitive Proxy Statement because it contains important information. Security holders may obtain a free copy of the definitive Proxy Statement and any other documents filed by CSX with the SEC at the SEC’s website at www.sec.gov. The definitive Proxy Statement and these other documents may also be obtained for free from CSX by directing a request to CSX Corporation, Attn: Investor Relations, David Baggs, 500 Water Street C110, Jacksonville, FL 32202.

CERTAIN INFORMATION CONCERNING PARTICIPANTS
CSX, its directors, director nominee and certain named executive officers and employees may be deemed to be participants in the solicitation of CSX’s security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in CSX’s definitive Proxy Statement.

Contacts:

David Baggs, Investor Relations 904-359-4812 Garrick Francis, Corporate Communications 904-359-1708	Dan Katcher / Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher 212-355-4449

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports. More information about CSX Corporation and its subsidiaries is available at the company's web site, www.csx.com.